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                                                                   EXHIBIT 10.32

                          DIRECTOR COMPENSATION POLICY

The Human Resources Committee reviews and recommends the compensation for directors. During 2001 each of the directors who were not employed by the Company received an annual Board retainer of $30,000, an annual committee retainer for each committee on which the director served of $5,000 ($6,000 for chairpersons) and a fee of $1,500 for each special Board meeting attended and $1,000 for each special committee meeting attended. Non-employee directors may defer cash compensation into an unfunded deferred compensation plan until their retirement or resignation from the Board. Currently none of the directors participates in the deferred compensation plan.

In addition, non-employee directors receive a grant of a non-qualified stock option to purchase 10,000 shares of common stock under the 1997 Omnibus Stock Option and Incentive Plan upon their election to the Board, at an exercise price equal to the closing price on the date prior to the date of the grant, which becomes exercisable in four equal annual installments, and an annual grant of a non-qualified stock option to purchase 7,000 shares of common stock under the 1997 Omnibus Stock Option and Incentive Plan, at an exercise price equal to the closing price on the date prior to the date of the grant, which is immediately exercisable.

Directors who are employed by the Company do not receive compensation for their service as directors. All directors are reimbursed for expenses incurred in attending meetings.